SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

January 26, 2009
Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-131875	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

(i) In connection with the recently completed follow-on offering of units of securities of Zion Oil & Gas, Inc. (hereinafter, the "Company"), where each unit (a “Unit”) is comprised of (i) one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and (ii) one warrant to purchase one share of Common Stock at a per share price of $7.00 (the “Unit Warrant”), the Company’s Units will not be listed for trading on the NYSE Alternext US Exchange. It was originally contemplated that the Units would be listed for trading, as soon as practically possible, following the initial closing of the Offering (which occurred on October 24, 2008) and to continue trading until February 9, 2009, whereupon the Unit is to separate into its component share and warrants instruments with the shares trading under the symbol "ZN" and the Unit warrants trading under the symbol "ZN.WS". The Company has only recently obtained the consent of the pertinent regulatory bodies, including the Company’s transfer agent, the underwriter for the offering and the Depository Trust Company. Having finally received all the required consents, in order to list the Units, the Company would be required to pay to the Exchange a significant fee. As these Units will cease trading on February 9, 2009, management does not believe that the payment of the listing fee is in the best interests of either investors or the Company. Accordingly, the decision has been made not to list the Units on the NYSE Alternext US Exchange. As originally contemplated, on or about February 9, 2009, it is expected that the Unit Warrants will begin to trade on the Exchange under the symbol "ZN.WS".

(ii) The Company has been advised that the contracted for 2,000 horsepower drilling rig that it intends to use for its drilling plans is now expected to arrive in Israel, rig-up and start drilling in March 2009. The delay is primarily attributable to the slow progress in obtaining the Turkish rig-workers' permits. Once the rig arrives and the remaining necessary permits are obtained, the Company expects to be able to begin implementing its drilling plans.

The drill pipe that the Company purchased for use in the drilling has arrived from China.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: January 28, 2009	By:	/s/ Richard J. Rinberg
Richard J. Rinberg
Chief Executive Officer